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Exhibit 21

Subsidiaries of MXenergy Holdings Inc.

Subsidiary Name	Jurisdiction of Incorporation
MXenergy Capital Holdings Corp.	Delaware
MXenergy Capital Corp.	Delaware
MXenergy Gas Capital Holdings Corp.	Delaware
MXenergy Electric Capital Holdings Corp.	Delaware
MXenergy Gas Capital Corp.	Delaware
MXenergy Electric Capital Corp.	Delaware
MXenergy Inc.	Delaware
MXenergy Electric Inc.	Delaware
Online Choice Inc.	Delaware
MXenergy Services Inc.	Delaware
Infometer.com Inc.	Delaware
MXenergy (Canada) Ltd.	Nova Scotia

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  Exhibit 21
Subsidiaries of MXenergy Holdings Inc.